EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2023 Results

EDINBURG, Va., Aug. 02, 2023 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced second quarter 2023 financial and operating results.

Second Quarter 2023 Highlights

  Glo Fiber Markets added approximately 4,000 subscribers; 20.7% higher than the second quarter of 2022.
  Consolidated revenue grew 8.1% to $71.3 million compared to the second quarter of 2022. Glo Fiber Markets revenue grew 101.3% to $8.2 million and Broadband revenue grew 8.6% to $66.7 million over the same period.
  Consolidated net income was $1.8 million in the second quarter of 2023, compared with net loss of $3.2 million in the second quarter of 2022.
  Consolidated Adjusted EBITDA grew 21.1% to $22.5 million compared to the second quarter of 2022. Broadband Adjusted EBITDA grew 18.4% to $26.1 million over the same period.

“I am pleased with our solid execution of our Fiber First growth plan and the continued scaling of our fiber network. Broadband Adjusted EBITDA margin was 39% compared to 36% in the same period a year ago. We expect margins to increase as our Glo Fiber penetration rate grows,” said President and CEO, Christopher E. French.

Shentel’s second-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, August 2, 2023. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Consolidated Second Quarter 2023 Results

  Revenue in the second quarter of 2023 grew 8.1% to $71.3 million compared with the second quarter of 2022, due to Broadband segment revenue growth of 8.6%.
  Net income per share was $0.04 in the second quarter of 2023 compared with net loss per share of $0.06 in the second quarter of 2022.
  Adjusted EBITDA was $22.5 million in the second quarter of 2023 compared with $18.6 million in the second quarter of 2022 due to Broadband segment growth of 18.4% and Tower segment growth of 3.7%.

Broadband

  Total Cable Markets and Glo Fiber Markets broadband data Revenue Generating Units (“RGUs”) as of June 30, 2023 were 142,247, representing 13.8% year-over-year growth. Penetration for Cable Markets and Glo Fiber Markets as of June 30, 2023 were 51% and 18%, respectively, compared to 51% and 15%, respectively, as of June 30, 2022. Total Glo Fiber Markets passings grew year-over-year by 70,342 from 112,505 to 182,847.
  Broadband revenue in the second quarter of 2023 grew $5.3 million, or 8.6%, to $66.7 million compared with $61.4 million in the second quarter of 2022, primarily driven by a $4.1 million, or 101.3%, increase in Residential & Small and Medium Business (“SMB”) - Glo Fiber Markets revenue. Residential & SMB - Glo Fiber Markets increased due to a 91.8% increase in broadband data RGUs. In addition, Residential & SMB - Cable Markets revenue grew $0.6 million, or 1.3%, due to a 1.4% increase in data RGUs and 2.1% increase in data ARPU. Commercial Fiber revenue increased $0.9 million, or 9.8%, primarily due to $0.5 million in recurring revenue driven by 19.6% increase in connections and $0.4 million in T-Mobile non-recurring early termination fees. T-Mobile disconnected 22 backhaul circuits during the second quarter as part of their previously announced rationalization of the former Sprint network. The Company expects 151 additional backhaul disconnects in 2023 as part of the network rationalization.
  Cost of services decreased approximately $0.7 million, or 2.7%, compared with the three months ended June 30, 2022 due to higher capitalized labor and lower medical benefit costs, partially offset by higher line costs due to the expansion of the network into new markets and mobile switching centers of wireless carrier customers.
  Selling, general and administrative expense increased $2.0 million, or 14.1%, compared with the three months ended June 30, 2022, due primarily to higher advertising costs associated with the Company’s expansion of Glo Fiber and a change in strategy to drive more gross subscriber additions to low cost sales channels, as well as higher bad debt expense.
  Shentel recorded impairment charges of $0.8 million during the three months ended June 30, 2023, compared with $4.1 million of impairment charges for the three months ended June 30, 2022. Impairment charges for the three months ended June 30, 2023 were primarily a result of colocation lease right-of-use assets that are no longer expected to be used and have no alternative use, while impairment charges in the three months ended June 30, 2022 were primarily a result of the Company’s expected decommissioning of Beam fixed wireless sites.
  Depreciation and amortization expense increased $2.1 million, or 15.6%, compared with the three months ended June 30, 2022, primarily as a result of the Company’s expansion of its Glo Fiber network.
  Broadband operating income was $9.7 million in the second quarter of 2023, compared to $4.1 million in the second quarter of 2022.
  Broadband Adjusted EBITDA was $26.1 million in the second quarter of 2023 compared to $22.0 million in the second quarter of 2022.

Tower

  Revenue for the three months ended June 30, 2023 was consistent with revenue for the three months ended June 30, 2022.
  Tower operating income was $2.5 million in the second quarter of 2023, compared to $2.3 million in the second quarter of 2022.
  Tower Adjusted EBITDA in the second quarter of 2023 grew 3.7% to $3.0 million, compared with $2.9 million for the second quarter of 2022.

Other Information

  As of June 30, 2023, our cash and cash equivalents totaled $26.3 million and the availability under our delayed draw term loans and revolving line of credit was $275.0 million, for total available liquidity of $301.3 million. We expect to draw the remaining $175.0 million in delayed draw term loans by December 31, 2023.
  Capital expenditures were $136.2 million for the six months ended June 30, 2023 compared with $88.7 million in the comparable 2022 period. The $47.5 million increase in capital expenditures was primarily due to higher spending in the Broadband segment to enable our Glo Fiber market expansion.

Earnings Call Webcast

Date: Wednesday, August 2, 2023
Time: 8:30 A.M. (ET)
Listen via Internet: https://investor.shentel.com/

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art cable and fiber optic networks to customers in the Mid-Atlantic United States. The Company’s services include: broadband internet, video, and voice; fiber optic Ethernet, wavelength and leasing; and tower colocation leasing. The Company owns an extensive regional network with over 9,000 route miles of fiber and over 220 macro cellular towers. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Reports on Form 10-Q. Those factors may include natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, changes in general economic conditions including high inflation, increases in costs, changes in regulation and other competitive factors. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:

Shenandoah Telecommunications Company
Jim Volk
Senior Vice President and Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Service revenue and other	$71,341	$66,021	$143,027	$130,435
Operating expenses:
Cost of services exclusive of depreciation and amortization	26,076	26,756	52,643	53,095
Selling, general and administrative	25,691	23,090	52,300	46,925
Restructuring expense	—	454	—	390
Impairment expense	836	4,068	1,020	4,407
Depreciation and amortization	16,369	14,790	31,967	29,135
Total operating expenses	68,972	69,158	137,930	133,952
Operating income (loss)	2,369	(3,137)	5,097	(3,517)
Other income (expense):
Other income (expense), net	177	(589)	1,294	(759)
Income (loss) before income taxes	2,546	(3,726)	6,391	(4,276)
Income tax expense (benefit)	756	(501)	2,535	(448)
Net income (loss)	$1,790	$(3,225)	$3,856	$(3,828)

Other comprehensive income:
Unrealized income on interest rate hedge, net of tax	2,127	—	2,127	—
Comprehensive income (loss)	$3,917	$(3,225)	$5,983	$(3,828)

Net income (loss) per share, basic and diluted:
Basic net income (loss) per share	$0.04	$(0.06)	$0.08	$(0.08)

Diluted net income (loss) per share	$0.04	$(0.06)	$0.08	$(0.08)

Weighted average shares outstanding, basic	50,366	50,157	50,330	50,133
Weighted average shares outstanding, diluted	50,693	50,157	50,569	50,133

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$26,304	$44,061
Accounts receivable, net of allowance for doubtful accounts of $726 and $776, respectively	15,344	20,615
Income taxes receivable	4,647	29,755
Prepaid expenses and other	12,874	11,509
Current assets held for sale	19,742	22,622
Total current assets	78,911	128,562
Investments	13,016	12,971
Property, plant and equipment, net	786,446	687,553
Goodwill and intangible assets, net	81,270	81,515
Operating lease right-of-use assets	52,258	53,859
Deferred charges and other assets	15,557	13,259
Total assets	$1,027,458	$977,719
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$1,056	$648
Accounts payable	41,238	49,173
Advanced billings and customer deposits	12,359	12,425
Accrued compensation	7,532	9,616
Current operating lease liabilities	3,076	2,829
Accrued liabilities and other	12,766	17,906
Current liabilities held for sale	3,804	3,824
Total current liabilities	81,831	96,421
Long-term debt, less current maturities, net of unamortized loan fees	123,795	74,306
Other long-term liabilities:
Deferred income taxes	87,830	84,600
Asset retirement obligations	10,187	9,932
Benefit plan obligations	4,035	3,758
Non-current operating lease liabilities	49,872	50,477
Other liabilities	20,483	20,218
Total other long-term liabilities	172,407	168,985
Commitments and contingencies (Note 13)
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 50,264 and 50,110 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Additional paid in capital	62,888	57,453
Retained earnings	584,410	580,554
Accumulated other comprehensive income, net of taxes	2,127	—
Total shareholders’ equity	649,425	638,007
Total liabilities and shareholders’ equity	$1,027,458	$977,719

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$3,856	$(3,828)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31,967	29,135
Stock-based compensation expense, net of amount capitalized	6,320	5,528
Impairment expense	1,020	4,407
Deferred income taxes	2,491	(392)
Other, net	1,118	1,985
Changes in assets and liabilities:
Accounts receivable	4,499	4,430
Current income taxes	25,108	—
Operating lease assets and liabilities, net	408	414
Other assets	1,937	(1,902)
Accounts payable	(3,012)	127
Other deferrals and accruals	(5,912)	(1,180)
Net cash provided by operating activities	69,800	38,724

Cash flows from investing activities:
Capital expenditures	(136,158)	(88,706)
Proceeds from sale of assets and other	508	279
Net cash used in investing activities	(135,650)	(88,427)

Cash flows from financing activities:
Proceeds from credit facility borrowings	50,000	—
Payments for debt issuance costs	(300)	—
Taxes paid for equity award issuances	(1,317)	(835)
Payments for financing arrangements and other	(290)	(471)
Net cash provided by (used in) financing activities	48,093	(1,306)
Net decrease in cash and cash equivalents	(17,757)	(51,009)
Cash and cash equivalents, beginning of period	44,061	84,344
Cash and cash equivalents, end of period	$26,304	$33,335

Supplemental Disclosures of Cash Flow Information
Interest paid	$3,111	$—
Income tax refunds received, net	$25,481	$—

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net income (loss) calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of net income (loss), which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Three Months Ended June 30, 2023
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$9,613	$2,487	$(10,310)	$1,790
Depreciation and amortization	15,490	538	341	16,369
Impairment expense	836	—	—	836
Other expense (income), net	62	—	(239)	(177)
Income tax benefit	—	—	756	756
Stock-based compensation	—	—	2,603	2,603
Restructuring charges and other	71	—	230	301
Adjusted EBITDA	$26,072	$3,025	$(6,619)	$22,478

Adjusted EBITDA margin	39%	64%	N/A	32%

Three Months Ended June 30, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$4,042	$2,285	$(9,552)	$(3,225)
Depreciation and amortization	13,396	633	761	14,790
Impairment expense	4,068	—	—	4,068
Other expense (income), net	65	—	524	589
Income tax benefit	—	—	(501)	(501)
Stock-based compensation	—	—	2,385	2,385
Restructuring charges and other	443	—	11	454
Adjusted EBITDA	$22,014	$2,918	$(6,372)	$18,560

Adjusted EBITDA margin	36%	62%	N/A	28%

Six Months Ended June 30, 2023
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$20,887	$4,908	$(21,939)	$3,856
Depreciation and amortization	30,173	1,051	743	31,967
Impairment expense	1,020	—	—	1,020
Other expense (income), net	124	—	(1,418)	(1,294)
Income tax benefit	—	—	2,535	2,535
Stock-based compensation	—	—	6,320	6,320
Restructuring charges and other	202	—	230	432
Adjusted EBITDA	$52,406	$5,959	$(13,529)	$44,836

Adjusted EBITDA margin	39%	64%	N/A	31%

Six Months Ended June 30, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$12,169	$5,038	$(21,035)	$(3,828)
Depreciation and amortization	25,933	1,117	2,085	29,135
Impairment expense	4,407	—	—	4,407
Other expense (income), net	119	—	640	759
Income tax benefit	—	—	(448)	(448)
Stock-based compensation	—	—	5,528	5,528
Restructuring charges and other	460	—	(70)	390
Adjusted EBITDA	$43,088	$6,155	$(13,300)	$35,943

Adjusted EBITDA margin	36%	64%	N/A	28%

Segment Results

Three Months Ended June 30, 2023:
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$44,403	$—	$—	$44,403
Residential & SMB - Glo Fiber Markets[1]	8,164	—	—	8,164
Commercial Fiber	10,253	—	—	10,253
Tower lease	—	4,715	—	4,715
RLEC & Other	3,806	—	—	3,806
Service revenue and other	66,626	4,715	—	71,341
Intercompany revenue and other	51	38	(89)	—
Total revenue	66,677	4,753	(89)	71,341
Operating expenses
Cost of services	24,752	1,379	(55)	26,076
Selling, general and administrative	15,924	349	9,418	25,691
Impairment expense	836	—	—	836
Depreciation and amortization	15,490	538	341	16,369
Total operating expenses	57,002	2,266	9,704	68,972
Operating income (loss)	$9,675	$2,487	$(9,793)	$2,369

Three Months Ended June 30, 2022:
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$43,843	$—	$—	$43,843
Residential & SMB - Glo Fiber Markets[1]	4,056	—	—	4,056
Commercial Fiber	9,340	—	—	9,340
Tower lease	—	4,615	—	4,615
RLEC & Other	4,124	—	—	4,124
Service revenue and other	61,363	4,615	—	65,978
Intercompany revenue and other	49	87	(93)	43
Total revenue	61,412	4,702	(93)	66,021
Operating expenses
Cost of services	25,440	1,378	(62)	26,756
Selling, general and administrative	13,958	406	8,726	23,090
Restructuring expense	443	—	11	454
Impairment expense	4,068	—	—	4,068
Depreciation and amortization	13,396	633	761	14,790
Total operating expenses	57,305	2,417	9,436	69,158
Operating income (loss)	$4,107	$2,285	$(9,529)	$(3,137)

Six Months Ended June 30, 2023:
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$89,159	$—	$—	$89,159
Residential & SMB - Glo Fiber Markets[1]	15,167	—	—	15,167
Commercial Fiber	21,951	—	—	21,951
Tower lease	—	9,253	—	9,253
RLEC & Other	7,497	—	—	7,497
Service revenue and other	133,774	9,253	—	143,027
Intercompany revenue and other	106	76	(182)	—
Total revenue	133,880	9,329	(182)	143,027
Operating expenses
Cost of services	50,181	2,571	(109)	52,643
Selling, general and administrative	31,495	799	20,006	52,300
Impairment expense	1,020	—	—	1,020
Depreciation and amortization	30,173	1,051	743	31,967
Total operating expenses	112,869	4,421	20,640	137,930
Operating income (loss)	$21,011	$4,908	$(20,822)	$5,097

Six Months Ended June 30, 2022:
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$87,336	$—	$—	$87,336
Residential & SMB - Glo Fiber Markets[1]	7,476	—	—	7,476
Commercial Fiber	18,402	—	—	18,402
Tower lease	—	9,361	—	9,361
RLEC & Other	7,813	—	—	7,813
Service revenue and other	121,027	9,361	—	130,388
Intercompany revenue and other	99	188	(240)	47
Total revenue	121,126	9,549	(240)	130,435
Operating expenses
Cost of services	50,608	2,670	(183)	53,095
Selling, general and administrative	27,430	724	18,771	46,925
Restructuring expense	460	—	(70)	390
Impairment expense	4,407	—	—	4,407
Depreciation and amortization	25,933	1,117	2,085	29,135
Total operating expenses	108,838	4,511	20,603	133,952
Operating income (loss)	$12,288	$5,038	$(20,843)	$(3,517)

_________________________________________
(1)   Shentel has presented Residential & SMB - Cable Markets and Residential & SMB - Glo Fiber Markets separately for the three and six months ended June 30, 2023. These revenues were previously reported in one line under the description “Residential & SMB”. Shentel has amended the presentation for the three and six months ended June 30, 2022 for comparability.

Supplemental Information

Broadband Operating Statistics
	June 30, 2023	June 30, 2022
Broadband homes and businesses passed (1)	396,035	324,186
Cable Markets	213,188	211,681
Glo Fiber Markets	182,847	112,505

Residential & Small and Medium Business ("SMB") RGUs:
Broadband Data	142,247	125,003
Cable Markets	109,404	107,878
Glo Fiber Markets	32,843	17,125
Video	44,800	49,027
Voice	40,313	39,535
Total Residential & SMB RGUs (excludes RLEC)	227,360	213,565

Residential & SMB Penetration (2)
Broadband Data	35.9%	38.6%
Cable Markets	51.3%	51.0%
Glo Fiber Markets	18.0%	15.2%
Video	11.3%	15.1%
Voice	10.7%	12.9%

Fiber route miles	9,082	7,906
Total fiber miles (3)	767,173	589,923

______________________________________________________
(1)   Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2)   Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3)   Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Residential and SMB Revenue:
Broadband	$34,152	$29,568	$67,326	$58,217
Cable Markets	27,172	26,123	54,445	51,986
Glo Fiber Markets	6,980	3,445	12,881	6,231
Video	14,411	15,210	29,056	30,551
Voice	3,054	2,994	6,084	5,910
Discounts, adjustments and other	950	127	1,860	134
Total Revenue	$52,567	$47,899	$104,326	$94,812

Average RGUs:
Broadband Data	140,481	123,153	138,376	121,832
Cable Markets	109,716	107,738	109,737	107,878
Glo Fiber Markets	30,765	15,415	28,639	13,954
Video	45,229	49,146	45,749	49,295
Voice	40,164	38,463	40,078	36,650

ARPU: (1)
Broadband	$81.03	$79.94	$81.06	$80.02
Cable Markets	$82.55	$80.82	$82.69	$80.85
Glo Fiber Markets	$75.63	$74.49	$74.96	$74.42
Video	$106.21	$103.16	$105.85	$103.29
Voice	$25.35	$25.95	$25.30	$26.88

______________________________________________________
(1)   Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.

Tower Operating Statistics
	June 30, 2023	June 30, 2022
Macro tower sites	222	223
Tenants	448	465
Average tenants per tower	1.9	2.0